Exhibit 99.2

Greenland Mines Ltd to Present at CMI Summit 5 as Western-Aligned
PGM and Critical Minerals Developer

Skaergaard PGM-Au project positioned as North Atlantic supply chain opportunity for Europe and North America

CHARLOTTE, N.C., May 13, 2026 — Greenland Mines Ltd (NASDAQ: GRML) announces that President Bo Møller Stensgaard, Ph.D. will present at CMI Summit 5 – The New Critical Minerals Economy, hosted by the Critical Minerals Institute, at The National Club, 303 Bay Street, Toronto, Ontario, Canada, May 13–14, 2026.

Presentation

Dr. Stensgaard will deliver a formal presentation titled “From Resource to Corridor: Developing the Skaergaard PGM-Au-V-Ga-Fe-Ti Project in East Greenland for the New Critical Minerals Economy” on Thursday, May 14, 2026 from 12:55–1:15 PM ET.

The presentation will cover the project’s geological foundation and current Mineral Resource, the 2026 field campaign and metallurgical advancement program, V-Ga-Fe-Ti by-product optionality, and the North Atlantic Critical Minerals Corridor concept.

Panel

Dr. Stensgaard will also join Panel 1: Financing the Critical Minerals War — Governments, Sovereign Capital, and the Race for Control on Wednesday, May 13, 2026 from 9:20–10:10 AM ET, moderated by Tracy Hughes, CEO of InvestorNews Inc. and Executive Director of the Critical Minerals Institute. Additional panelists include Ali Haji (CEO, American Tungsten Corp.), Alex Moyes, Ph.D. (SVP Mining and Processing, USA Rare Earth, Inc.), and Carla Devlin (President, Sio Silica Corporation).

The panel will address how governments and sovereign capital are increasingly shaping the financing of critical mineral development, and what the accelerating geopolitical competition for supply chain control means for Western-aligned developers seeking to bring projects to production.

About the Skaergaard Project

The Skaergaard Project is located in Southeast Greenland and hosts a disclosed NI 43-101 Mineral Resource comprising gold, palladium, and platinum with a gross in-situ contained metal value of approximately $68 billion at February 2026 metal prices.¹

The Company is preparing a large multi-technical 2026 field campaign encompassing resource expansion drilling, geotechnical characterization, environmental baseline work, and collection of a 30–50 tonne bulk sample for processing flowsheet development. GTK Mintec has been engaged under a framework agreement to conduct an integrated mineralogical, metallurgical, hydrometallurgical, and pilot-scale processing program in Outokumpu, Finland.

Historical work indicates potential by-product optionality in vanadium, gallium, iron, and titanium within the same host sequence as the primary PGM-Au mineralization; this potential is not reflected in the current Mineral Resource and remains subject to further technical evaluation.²

¹	Based on cumulative contained ounces of Au, Pd, and Pt in the 2022 NI 43-101 Technical Report MRE and February 2026 metal prices. Gross in-situ contained metal value only; excludes all mining, processing, capital, and other costs. Does not represent NPV, cash flow, or an economic analysis of the Skaergaard Project.

²	Vanadium, gallium, iron, and titanium references are based on historical studies, mineralogical observations, metallurgical work, and technical interpretation. They do not constitute current Mineral Resource estimates.

The Company is also advancing its North Atlantic Critical Minerals Corridor concept, which contemplates Iceland as a potential downstream processing platform given available industrial infrastructure, renewable energy access, and proximity to European and North American markets.

The CMI Summit 5 presentation will be available at www.greenlandmines.com.

About Greenland Mines Ltd

Greenland Mines Ltd is a Nasdaq-listed company with two operating divisions: (1) Natural Resources, focused on the exploration and development of the Skaergaard Project in Southeast Greenland, one of the largest undeveloped palladium, gold, and platinum deposits in the world; and 2) Cell and Gene Therapy, including Klotho’s KLTO-202 primary indication for ALS. The Company holds, through its recent acquisition of Greenland Mines Corp., the Skaergaard Project, which hosts an NI 43-101 (November 2022) Mineral Resource of 11.4 Moz PdEq Indicated and 14.1 Moz PdEq Inferred. The Company is led by an experienced team of mining, geological, biotech, and capital markets professionals.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include descriptions of the Company’s future commercial operations. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, such as the Company’s inability to implement its business plans, identify and realize additional opportunities, or meet or exceed its financial projections and changes in the regulatory or competitive environment in which the Company operates. You should carefully consider the foregoing factors and the other risks and uncertainties described in the documents filed or to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) from time to time, which could cause actual events and results to differ materially from those contained in the forward-looking statements. All information provided herein is as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, except as required under applicable law.

The Mineral Resource Estimates referenced in this press release were prepared in accordance with NI 43-101 by SLR Consulting as disclosed in the technical report dated November 22, 2022. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. No preliminary economic assessment, pre-feasibility study, or feasibility study has been completed on the Skaergaard Project, and there is no certainty that the Mineral Resources disclosed will be converted to Mineral Reserves or that an economically viable mining operation can be established.

Investor Contact and Corporate Communications:

ir@greenlandmines.com

Website:

www.greenlandmines.com